Exhibit 3.1

Form of
Amended and Restated
Articles of Incorporation
of
Union Bankshares Company*

Pursuant to 13A MRSA Section 403, the undersigned, acting as incorporator(s) of a corporation, adopt(s) the following Articles of Incorporation:

	FIRST:	The name of the corporation is Union Bankshares Company, and it is located in Maine, at Ellsworth.

	SECOND:	The name of its Clerk, who must be a Maine resident, and the address of its registered office shall be:

Sally J. Hutchins
Union Bankshares Company
66 Main Street
Ellsworth, Maine 04605

	THIRD:	The number of Directors constituting the initial Board of Directors of the corporation is 20.

	FOURTH:	The Board of Directors is authorized to increase or decrease the number of Directors.
If the Board is so authorized, the minimum number, if any, shall be 10 Directors, and the maximum number, if any shall be 25 Directors.

	FIFTH:	There shall be only one class of shares, viz, common.
Par value of each share: $12.50.
Number of shares authorized: 10,000,000.

	SIXTH:	Meetings of the shareholders may not be held outside the State of Maine.

	SEVENTH:	There are no preemptive rights.

	EIGHTH:	Other provisions in the articles, if any, including provisions for the regulation of the internal affairs of the corporation, are set out in Exhibit A attached hereto and made a part of.

*	Incorporates all Articles of Amendments filed with the Secretary of State of the State of Maine since February 1, 1984.

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Exhibit A

NINTH:

Staggered Terms for Directors. The Board of Directors of the Corporation shall be divided into three classes, each of which shall consist, as nearly as may be practicable, of one-third of the whole number of the Board of Directors. At each annual election held, the Directors elected to succeed those whose terms expire shall be identified as being of the same class as the Directors they succeed and shall be elected to hold office for a term to expire at the third annual meeting of the shareholders after their election, and until their respective successors are duly elected and qualified. If the number of Directors changes, any increase or decrease in Directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible, and any additional Director elected to any class shall hold office for a term which shall coincide with the terms of the other Directors in such class and until his successor is duly elected and qualified.

TENTH:

Removal of Directors. Any or all of the Directors may be removed at any time, but only for cause, and any such removal shall require the vote, in addition to any vote required by law, of not less than two-thirds of the total votes eligible to be cast by the holders of all outstanding shares of capital stock entitled to vote generally in the election of Directors at a meeting of shareholders expressly called for that purpose. For purposes of this Article, conduct worthy of removal for "cause" shall mean (a) conduct as a Director of the Company or any subsidiary of the Company, which conduct involves willful material misconduct, breach of fiduciary duty involving personal pecuniary gain or gross negligence in the performance of duties or, (b) conduct, whether or not as a Director of the Company or a subsidiary of the Company, which conduct involves dishonesty or breach of fiduciary duty and is punishable by imprisonment for a term exceeding one year under state or federal law.

ELEVENTH:	Certain Business Combinations.

a.	Definitions. For purposes of this Article ELEVENTH, the terms set forth below shall be defined as follows:

i.

"Business Combination" shall mean (w) any sale, purchase, exchange, lease, mortgage, pledge, transfer or other disposition of more than 25% of the consolidated assets of the Company and its subsidiaries; (x) any merger or consolidation of the Company or any of its subsidiaries with a Related Party or any other corporation that, after such merger or consolidation, would be an Affiliate or Associate of any Related Party; (y) any issuance or transfer of securities equal to 20% or more of the Company's common stock or voting power outstanding before the issuance or transfer, other than on a pro rata basis to all holders of the Company's stock; or (z) any reclassification of securities, recapitalization or other transaction which has the effect, directly or indirectly, of increasing the proportionate interest of a Related Party or any Affiliate or Associate of a Related Party in the Company's outstanding stock, except as a result of immaterial changes due to fractional share adjustments, which changes do not exceed 1% of the issued and outstanding shares of such class of stock.

	ii.	"Related Party" shall mean any person or entity that is the beneficial owner of 10% or more of the outstanding common stock of the Company.

iii.

"Beneficial Owner" means a person or entity who directly or indirectly has or shares voting power with respect to any shares of stock or who has the present or future right to acquire such voting power through agreement, arrangement, understanding, conversion, exchange, warrant, option or otherwise.

b.

Director and Shareholder Vote Required. Except as expressly provided in subsection (c), any Business Combination shall require (i) the affirmative vote of 75% of the Directors who are not affiliated with a Related Party, and (ii) the affirmative vote of not less than 60% of the total number of votes eligible to be cast by holders of all outstanding shares of the Company's stock.

c.

When Higher Shareholder Vote Required. In the event that a Business Combination has been approved by the affirmative vote of less than 75% of the Directors, but greater than the affirmative vote of Directors as required by law, then such Business Combination shall require the affirmative vote of (i) not less than 67% of the total number of votes eligible to be cast by holders of all outstanding shares of the Company's stock, and (ii) the affirmative vote of not less than 50% of the total number of votes eligible to be cast by holders of all outstanding shares of the Company's stock not beneficially owned by a Related Party or an Affiliate or Associate of a Related Party. Such affirmative vote of the holders of outstanding shares of the

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Company's stock shall be required notwithstanding the fact that a lesser percentage may be specified by law.

d.

Contents of Notice. The notice of any shareholder's meeting at which a Business Combination is to be considered shall be accompanied by proxy materials in compliance with the requirements of the Securities Exchange Act of 1934 or successor statute, fully disclosing the nature of the proposed Business Combination.

e.

Consideration to Shareholders. Neither the Company nor any subsidiary of the Company shall become a party to any Business Combination with a Related Party unless, in connection with such Business Combination, (i) each shareholder of the Company is offered cash or other consideration for each share of the Company's common stock owned by him, the fair market value of which is not less than the highest price per share paid by such Related Party in acquiring any of its holdings of the Company's common stock, and (ii) no holder of the Company's common stock will be offered cash or other consideration in any form or proportion different from that received by any other shareholder in connection with such Business Combination.

f.

Criteria for Approval of Business Combination. In determining whether to recommend approval of a Business Combination to the shareholders of the Company, the Board of Directors shall consider, in addition to the adequacy of the proposed consideration offered in connection with the Business Combination, the following factors: (i) the long term social and economic effect of the proposed Business Combination on the employees and customers of the Company and its subsidiaries and on other elements of the communities in which the Company and its subsidiaries operate; (ii) the experience and integrity of the acquiring person or entity; and (iii) the financial condition, earnings prospects and management philosophy of the acquiring person or entity.

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